UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number  333-76246


                Residential Funding Mortgage Securities II, Inc.

             (Exact name of registrant as specified in its charter)


8400 Normandale Lake Blvd.,Suite 250,Minneapolis,Minnesota 55437, 952)857-7000

     (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)


                                   See Annex A
            (Title of each class of securities covered by this Form)


                                  See Annex B
      (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)   |_|         Rule 12h-3(b)(1)(i)   |X|
              Rule 12g-4(a)(1)(ii)  |_|         Rule 12h-3(b)(1)(ii)  |_|
              Rule 12g-4(a)(2)(i)   |_|         Rule 12h-3(b)(2)(i)   |_|
              Rule 12g-4(a)(2)(ii)  |_|         Rule 12h-3(b)(2)(ii)  |_|
                                                Rule l5d-6            |_|

     Approximate number of holders of record as of the certification or notice date: Fewer than 300; see Annex A

     Pursuant  to  the  requirements  of the  Securities  Exchange  Act of  1934
Residential   Funding   Mortgage   Securities   II,   Inc.   has   caused   this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:          May 7, 2004                By:    /s/ Lisa Lundsten
                                          Name:  Lisa Lundsten
                                          Title:  Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



SEC                   2069  (09-03)  PERSONS  WHO RESPOND TO THE  COLLECTION  OF
                      INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                           Annex A




-------------------------------------------------------------- ---------------------------------
  Title of each class of securities  covered by this Form 15            Approximate  number
(each outstanding class of each series identified below)                of holders of record
-------------------------------------------------------------- ---------------------------------
-------------------------------------------------------------- ---------------------------------
Home Equity Loan-Backed Term Notes, Series 1997-GMACM4                        3
-------------------------------------------------------------- ---------------------------------
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Home Loan-Backed Certificates, Series 1997-HI1                                4
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Home Loan-Backed Notes, Series 1997-HI3                                       5
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Home Loan-Backed Notes, Series 1998-HI2                                       4
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Home Loan-Backed Securities, Series 1998-HI4                                  2
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Home Loan-Backed Notes, Series 1999-HI1                                       2
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Home Loan-Backed Notes, Series 1999-HI4                                       3
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Home Loan-Backed Notes, Series 1999-HI6                                       4
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Home Loan-Backed Notes, Series 1999-HI8                                       5
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Home Loan-Backed Notes, Series 2000-HI1                                       4
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Home Loan-Backed Notes, Series 2000-HI2                                       3
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Home Loan-Backed Notes, Series 2000-HI3                                       4
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Home Loan-Backed Notes, Series 2000-HI4                                       4
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Home Loan-Backed Notes, Series 2000-HI5                                       4
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Home Loan-Backed Notes, Series 2000-HL1                                       2
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Home Equity Loan-Backed Term Notes, Series 2000-HS1                           3
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Home Loan-Backed Notes, Series 2001-HI1                                       2
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Home Loan-Backed Notes, Series 2001-HI2                                       6
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Home Loan-Backed Notes, Series 2001-HI3                                       7
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Home Loan-Backed Notes, Series 2001-HI4                                       6
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Home Equity Loan Pass-Through Certificates, Series 2001-HS1                   8
-------------------------------------------------------------- ---------------------------------
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Home Equity Loan Pass-Through Certificates, Series 2001-HS2                   7
-------------------------------------------------------------- ---------------------------------
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Home Equity Loan-Backed Term Notes, Series 2001-HS3                           12
-------------------------------------------------------------- ---------------------------------
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Home Loan-Backed Notes, Series 2002-HI1                                       7
-------------------------------------------------------------- ---------------------------------
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Home Loan-Backed Notes, Series 2002-HI2                                       8
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Home Loan-Backed Notes, Series 2002-HI3                                       7
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Home Loan-Backed Notes, Series 2002-HI4                                       9
-------------------------------------------------------------- ---------------------------------
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Home Loan-Backed Notes, Series 2002-HI5                                       11
-------------------------------------------------------------- ---------------------------------
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Home Equity Loan Pass-Through Certificates, Series 2002-HS1                   12
-------------------------------------------------------------- ---------------------------------
-------------------------------------------------------------- ---------------------------------
Home Equity Loan Pass-Through Certificates, Series 2002-HS2                   12
-------------------------------------------------------------- ---------------------------------
-------------------------------------------------------------- ---------------------------------
Home Equity Loan-Backed Term Notes, Series 2002-HS3                           12
-------------------------------------------------------------- ---------------------------------
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Home Loan-Backed Notes, Series 2003-HI1                                       12
-------------------------------------------------------------- ---------------------------------
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Home Equity Loan-Backed Term Notes, Series 2003-HS1                           14
-------------------------------------------------------------- ---------------------------------
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Home Loan-Backed Notes, Series 2003-HI2                                       11
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Home Equity Loan-Backed Term Notes, Series 2003-HS2                           18
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Home Equity Loan-Backed Term Notes, Series 2003-HS3                           14
-------------------------------------------------------------- ---------------------------------
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Home Loan-Backed Notes, Series 2003-HI3                                       7
-------------------------------------------------------------- ---------------------------------
-------------------------------------------------------------- ---------------------------------
Home Loan-Backed Notes, Series 2003-HI4                                       10
-------------------------------------------------------------- ---------------------------------
-------------------------------------------------------------- ---------------------------------
Home Equity Loan-Backed Term Notes, Series 2003-HS4                           5
-------------------------------------------------------------- ---------------------------------


                                           Annex B


Title of each class of securities for which a duty to file reports remains (each registered and outstanding class of each series identified below)


Home Loan-Backed Notes, Series 2004-HI1
Home Equity Loan-Backed Term Notes, Series 2004-HS1